[GRAPHIC OMITTED]
                                        NEWS RELEASE

                                        Contact:
                                        CONMED Corporation
                                        Robert Shallish
                                        Chief Financial Officer
                                        315-624-3206

                                        Morgen-Walke Associates
                                        Investors:  Lauren Levine, Lanie Fladell
                                        Media:  Sean Leous
                                        212-850-5600

FOR RELEASE: 7:00 AM (Eastern)       July 17, 2003


                      CONMED Reports Record Quarterly Sales
     - Sales Increase 11.9% (9.4% at Constant Currency) to $124.5 Million -
       - Excluding Charges, Net Income Increases 13.3% To $10.2 Million -
 - Reported Net Income, Including Financing and Other Charges, Is $2.8 Million-


Utica, New York, July 17, 2003 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the second quarter and six months ended June 30, 2003.

Total sales for the quarter increased 11.9% (9.4% at constant currency) to $124.5 million compared to $111.3 million in last year's second quarter. For the 2003 second quarter, CONMED posted net income, excluding financing, acquisition, and other charges, of $10.2 million, up 13.3% from net income of $9.0 million for last year's second quarter. Diluted earnings per share excluding the charges grew to $0.35, on a 7% increase in diluted shares outstanding, compared to diluted earnings per share of $0.33 for the 2002 second quarter. In the 2003 second quarter, the Company recorded after-tax charges totaling $7.4 million related to the refinancing of the Company's senior subordinated 9% bonds, the acquisitions of Bionx and Core Dynamics, and settlement of certain pension obligations (please see below for full explanation). On a generally accepted accounting principles (GAAP) basis, including these charges, CONMED reported net income of $2.8 million, or $0.09 per diluted share for the second quarter of 2003.

Commenting on the quarter, Mr. Joseph J. Corasanti, President and Chief Operating Officer, said, "CONMED had a very strong second quarter, with revenue growth exceeding our projections across almost all product lines. Most notable was the performance of our powered instruments, electrosurgery and endoscopy business segments--all of which either met or exceeded our expectations thanks to the success of new products and the efforts of our devoted sales teams. Additionally, from an expense control standpoint, we were able to refinance all of our 9% senior subordinated bonds and as such will have substantially lower interest costs going forward."

CONMED NEWS RELEASE CONTINUED:        Page 2 of 8                  July 17, 2003

The Company's Arthroscopy sales were $44.4 million, including $4.1 million in sales from Bionx Implants, Inc., which was acquired by CONMED on March 10, 2003, compared to $41.2 million in the second quarter of last year. Organic sales for arthroscopy were slightly softer than the prior year's second quarter, as a 5% increase in sales of resection shaver blades was offset by modest declines in sales of video systems and fluid management products. Second quarter Powered Surgical Instrument sales grew 10% to $29.7 million compared to $27.0 million last year, reflecting continued growth in demand for the PowerPro(R) group of products. Electrosurgery revenues increased 11% to $18.9 million compared to $17.0 million in the prior year's second quarter, due to strong sales of the Company's new generator. Patient Care sales grew 4% to $17.7 million over the $17.1 million recorded in the second quarter of 2002. Endoscopy sales increased 32% to $11.9 million compared to $9.0 million in the same quarter a year ago. Organic sales growth in Endoscopy was 12%, rebounding from flat sales in the first quarter of 2003. The remainder of sales growth in Endoscopy came from Core Dynamics, acquired by CONMED on December 31, 2002, which contributed $1.8 million for the second quarter. The Integrated Systems product line, which CONMED obtained through its acquisitions of ValMed and Nortrex in the fourth quarter of 2002, contributed $1.9 million to total revenue for the 2003 second quarter.

Mr. Corasanti continued, "As demonstrated by our strong powered instruments sales, our PowerPro(R) line of battery powered surgical instruments continues to build momentum within the medical community, fueled by a 21% increase in large bone product sales. Additionally, our distribution agreement with DePuy is moving forward, as PowerPro(R) sales to DePuy grew sequentially from the first quarter. In Electrosurgery, our 11% growth was led by our newly released Series 5000 electrosugical generators. We continue to be very excited by the many opportunities in Endoscopy and Integrated Systems and believe that these businesses will fuel much growth for CONMED over the coming years."

Mr. Corasanti added, "We are making solid progress in expanding our orthopedic sales force to maximize coverage in key markets for arthroscopy and powered instruments. Since announcing our sales strategy this past April, we have added 30 sales professionals and remain committed to our stated goal of adding a total of 50 professionals to our orthopedic sales team over the next twelve months."

For the six months ended June 30, 2003, CONMED reported revenues of $242.6 million, up 8% from the $224.5 million in the first half of last year. Net income, excluding special charges and credits, for the first half of this year grew to $20.2 million, or $0.69 per diluted share, on a 10.5% increase in diluted shares outstanding, compared to net income of $18.0 million, or $0.68 per diluted share, for the six months ended June 30, 2002 (please see below for full explanation of the special charges and credits). On a GAAP basis, including these charges and credits, CONMED reported net income of $17.3 million, or $0.59 per diluted share for the six months ended June 30, 2003.

Mr. Corasanti concluded, "Seasonally, the upcoming third quarter tends to be our softest in terms of sales, due to the combination of fewer elective surgeries performed and overall slowness in European business during the summer months. Accordingly, for the 2003 third quarter, we expect to generate revenues of approximately $117 million to $122 million, and diluted earnings per share, reflecting the reduced interest rates, in the range of $0.35 to $0.38, excluding special charges, if any. For the full year of 2003, we remain comfortable with our forecast for top-line growth of 10% over 2002 levels and diluted earnings per share, reflecting the reduced interest costs, in the range of $1.47 to $1.51 excluding the special charges and credits. (Please see paragraph below on reconciliation of forecasted earnings per share)."

CONMED NEWS RELEASE CONTINUED:        Page 3 of 8                  July 17, 2003

Explanation of Unusual Charges and Credits

As previously disclosed, on June 30, 2003, the Company refinanced all of its outstanding 9% senior subordinated notes with the proceeds of a $160 million expansion of the term loan component of its senior credit facility. The Company expensed a total of $7.9 million of pre-tax costs in the second quarter of 2003 associated with the refinancing consisting of the call premium on the notes of $5.7 million and $2.2 million (non-cash) for the unamortized deferred financing fees associated with original issue of the notes. The current interest rate on the term loan expansion is equivalent to LIBOR plus 2.75%, for an approximate total of 4.0%.

During the second quarter of 2003, CONMED recorded pre-tax acquisition related charges associated with the acquisitions of Bionx and Core Dynamics amounting to $1.5 million for various transitional activities.

In the second quarter of 2003, the Company's pension plan settled pension obligations with certain terminated employees, primarily with regard to the sales-force reorganization on April 1, 2003, by lump-sum payment of accrued benefits. Because Department of Labor rules with respect to lump-sum payment calculations are different than the pension plan's assumptions regarding discount rates, a non-cash, pre-tax loss was incurred amounting to $2.1 million. The Company recorded this expense in the second quarter of 2003.

In the first quarter of 2003, the Company recorded a special credit to income that, together with first quarter acquisition charges, affected the Company's results for the six months ended June 30, 2003. As previously announced, in March 2003, the Company received $9.5 million as a settlement of a dispute related to the 1997 acquisition of its orthopedic subsidiary, Linvatec Corporation. Accordingly, the Company recorded the settlement, less estimated legal expenses of $0.5 million, as a pre-tax gain of $9.0 million in the first quarter of 2003. Offsetting this gain in the first quarter of 2003, were pre-tax charges totaling $1.7 million associated with the integration of the Company's previously announced Bionx, Core and ValMed acquisitions. In addition, the Company incurred a $0.2 million pre-tax expense related to the purchase on the open market of $2.6 million of the Company's 9% subordinated bonds.

Reconciliation of Forecasted Earnings Per Share
The diluted earnings per share forecasted range of $0.35 to $0.38 for the third quarter 2003 excludes any potential additional pension settlement charges and acquisition related charges for the Bionx acquisition which, if they occur, are not presently quantifiable. The Company expects to record in an in-process research and development write-off associated with the Bionx acquisition once an independent valuation has been completed, most likely in the third quarter of 2003.

The diluted earnings per share forecasted range of $1.47 to $1.51 for the year 2003 excludes the earnings per share net benefit of the lawsuit settlement gain, acquisition, financing and pension settlement related charges recorded in the first and second quarters of 2003 (explained above), and any potential pension settlement and acquisition related charges which may occur in the third and fourth quarters of 2003 which, if they occur, are not presently quantifiable.

CONMED NEWS RELEASE CONTINUED:        Page 4 of 8                  July 17, 2003


CONMED Profile
CONMED is a medical technology company specializing in instruments, implants, and video equipment for arthroscopic sports medicine, and powered surgical instruments, such as drills and saws, for orthopedic, ENT, neuro-surgery, and other surgical specialties. The Company is also a leading developer, manufacturer and supplier of RF electrosurgery systems used routinely to cut and cauterize tissue in nearly all types of surgical procedures worldwide, endoscopy products such as trocars, clip appliers, scissors, and surgical staplers. The Company offers integrated operating room design and intensive care unit service managers. The Company also manufactures and sells a full line of ECG electrodes for heart monitoring and other patient care products. Headquartered in Utica, New York, the Company's 2,600 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002; (iii) cyclical purchasing patterns from customers, end-users and dealers;
(iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions.

CONMED NEWS RELEASE CONTINUED:         Page 5 of 8                 July 17, 2003


                               CONMED CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)
                                   (unaudited)

                                          Three months ended          Six months ended
                                                June 30,                  June 30,
                                                --------                  --------
                                           2002         2003         2002         2003
                                           ----         ----         ----         ----

Net sales ..........................     $111,269     $124,540     $224,474     $242,574

Cost of sales ......................       51,711       59,082      105,815      115,048
Cost of sales, nonrecurring - Note A           --          327           --          739
                                         --------     --------     --------     --------

Gross profit .......................       59,558       65,131      118,659      126,787

Selling and administrative .........       35,141       39,353       69,609       76,498
Research and development ...........        4,078        4,378        7,902        8,081
Other expense - Note B, C ..........           --       11,222           --        3,730
                                         --------     --------     --------     --------
                                           39,219       54,953       77,511       88,309
                                         --------     --------     --------     --------

Income from operations .............       20,339       10,178       41,148       38,478

Interest expense ...................        6,355        5,861       12,983       11,399
                                         --------     --------     --------     --------

Income before income taxes .........       13,984        4,317       28,165       27,079

Provision for income taxes .........        5,034        1,554       10,139        9,748
                                         --------     --------     --------     --------

Net income .........................     $  8,950     $  2,763     $ 18,026     $ 17,331
                                         ========     ========     ========     ========

Per share data:

  Net Income
    Basic ..........................     $    .34     $    .10     $    .70     $    .60
    Diluted ........................          .33          .09          .68          .59

  Weighted average common shares
    Basic ..........................       26,584       28,910       25,735       28,892
    Diluted ........................       27,359       29,212       26,422       29,195


Note A - Included  in cost of sales in the three and six  months  ended June 30,
------
2003 are $.3 million and $.7 million, respectively, in acquisition-related costs

Note B - Included in other  expense in the three  months ended June 30, 2003 are
------
the following: $7.9 million in losses on the early extinguishment of debt; $2.1 million in pension settlement costs; and $1.2 million in other acquisition-related costs.

Note C - Included in other expense in the six months ended June 30, 2003 are the
------
following: a $9.0 million gain on the settlement of a contractual dispute; $8.1 million in losses on the early extinguishment of debt; $2.1 million in pension settlement costs; and $2.5 million in other acquisition-related costs.

CONMED NEWS RELEASE CONTINUED:        Page 6 of 8                  July 17, 2003

                               CONMED CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS
                                                                                                    (unaudited)
                                                                               December 31,           June 30,
                                                                                   2002                 2003
                                                                                   ----                 ----
Current assets:
    Cash and cash equivalents .............................................     $   5,626            $   2,360
    Accounts receivable, net ..............................................        58,093               63,242
    Inventories ...........................................................       120,443              128,099
    Other current assets ..................................................         9,504                9,851
                                                                                ---------            ---------
        Total current assets ..............................................       193,666              203,552
Property, plant and equipment, net ........................................        95,608               96,109
Goodwill and other assets, net ............................................       452,866              497,299
                                                                                ---------            ---------
        Total assets ......................................................     $ 742,140            $ 796,960
                                                                                =========            =========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt .....................................     $   2,631            $   4,061
    Accrued interest ......................................................         3,794                  510
    Other current liabilities .............................................        51,549               50,699
                                                                                ---------            ---------
        Total current liabilities .........................................        57,974               55,270
Long-term debt ............................................................       254,756              285,451
Other long-term liabilities ...............................................        42,471               46,466
                                                                                ---------            ---------
        Total liabilities .................................................       355,201              387,187
                                                                                ---------            ---------

Shareholders' equity:
    Capital accounts ......................................................       231,701              234,361
    Retained earnings .....................................................       162,391              179,722
    Accumulated other comprehensive loss ..................................        (7,153)              (4,310)
                                                                                ---------            ---------
        Total equity ......................................................       386,939              409,773
                                                                                ---------            ---------

         Total liabilities and shareholders' equity .......................     $ 742,140            $ 796,960
                                                                                =========            =========

                           OTHER FINANCIAL INFORMATION
                            (unaudited, in thousands)

                         Three months ended     Six months ended
                         ------------------     ----------------
                              June 30,              June 30,
                              --------              --------
                          2002       2003       2002       2003
                          ----       ----       ----       ----

Depreciation .......     $2,198     $2,534     $4,404     $4,908
Amortization .......      3,029      3,375      5,809      6,321
Capital expenditures      5,220      2,241      8,428      3,951

CONMED NEWS RELEASE CONTINUED:         Page 7 of 8                 July 17, 2003



                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)

                                                                   Three months ended
                                                                         June 30,
                                                                         --------
                                                                   2002          2003
                                                                   ----          ----
Reported net income (loss) .................................     $  8,950     $  2,763
                                                                 --------     --------

Acquisition-related costs included
        in cost of sales ...................................           --          327
                                                                 --------     --------

Pension settlement costs ...................................           --        2,081

Other acquisition-related costs ............................           --        1,229

Loss on early extinguishment of debt .......................           --        7,912
                                                                 --------     --------

Other expense ..............................................           --       11,222
                                                                 --------     --------

Nonrecurring expense before income taxes ...................           --       11,549

Provision (benefit) for income taxes on nonrecurring expense           --       (4,157)
                                                                 --------     --------

Net income before nonrecurring items .......................     $  8,950     $ 10,155
                                                                 ========     ========

Per share data:

Reported net income
      Basic ................................................     $   0.34     $   0.10
      Diluted ..............................................         0.33         0.09

Net income before nonrecurring items
      Basic ...............................................      $   0.34     $   0.35
      Diluted ............................................           0.33         0.35

Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.

CONMED NEWS RELEASE CONTINUED:        Page 8 of 8                  July 17, 2003




                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)


                                                                    Six months ended
                                                                        June 30,
                                                                   2002         2003

Reported net income ........................................     $ 18,026     $ 17,331
                                                                 --------     --------

Acquisition-related costs included
        in cost of sales ...................................           --          739
                                                                 --------     --------

Gain on settlement of a contractual dispute,
        net of legal costs .................................           --       (9,000)

Pension settlement costs ...................................           --        2,081

Other acquisition-related costs ............................           --        2,571

Loss on early extinguishment of debt .......................           --        8,078
                                                                 --------     --------

Other expense ..............................................           --        3,730
                                                                 --------     --------

Nonrecurring expense before income taxes ...................           --        4,469

Provision (benefit) for income taxes on nonrecurring expense           --       (1,608)
                                                                 --------     --------

Net income before nonrecurring items .......................     $ 18,026     $ 20,192
                                                                 ========     ========


Per share data:

Reported net income
      Basic ................................................     $   0.70     $   0.60
      Diluted ..............................................         0.68         0.59

Net income before nonrecurring items
      Basic ................................................     $   0.70     $   0.70
      Diluted ..............................................         0.68         0.69

Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.